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                                                                     Exhibit 4.1

                              SECOND RESTATEMENT OF
                                GSI LUMONICS INC.

                           1995 EQUITY INCENTIVE PLAN

1.    Purpose

      GSI Lumonics Inc. 1995 Equity Incentive Plan for Employees and Directors (the "Plan"), formerly known as the 1995 Stock Option Plan for Employees and Directors, is intended to retain and reward highly qualified employees (including contract employees), consultants and directors who will be motivated to contribute to the success of GSI Lumonics Inc. and its subsidiaries (the "Company") through the grant of Awards (as defined in Section 2 below) and encouraged to purchase Common Shares of the Company (the "Common Shares"). The Plan came into force effective September 29th, 1995 and is amended and restated as of May 20, 2004.

2.    Number of Common Shares to be Offered

      The maximum number of Common Shares that will be reserved for issuance and issued under this Plan shall not exceed 6,906,000 shares. The issuance of Common Shares upon the exercise or satisfaction of an Award shall reduce the total number of Common Shares available under the Plan. The following restrictions shall also apply to this Plan as well as all other plans or stock option agreements to which the Company may be a party:

            (i) the aggregate number of Common Shares reserved for issuance pursuant to Awards granted to Insiders shall not exceed ten percent (10%) of the Outstanding Issue;

            (ii) Insiders shall not be issued, within any one year period, Awards for Common Shares which exceed ten percent (10%) of the Outstanding Issue;

            (iii) no Insider together with such Insider's Associates shall be issued, within any one year period, Awards for a number of Common Shares which exceeds five percent (5%) of the Outstanding Issue; and

            (iv) the number of Common Shares reserved for issuance pursuant to Awards to any one participant shall not exceed five percent (5%) of the Outstanding Issue.

            (v) The aggregate number of Common Shares reserved for issuance pursuant to Awards to all members of the Board Directors of the Company as a group may not exceed at any one time one percent (1%) of the Outstanding Issue.

      For the purpose of this Plan:

            "Associate" has the meaning assigned by the Securities Act (Ontario), as amended from time to time.

            "Award" means an Option, Stock Appreciation Right or Share of Restricted Stock granted pursuant to this Plan.

            "Code" means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.
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            "Incentive Stock Option" means an incentive stock option as defined in Section 422 of the Code.

            "Insider" means:

                  (i)        an insider of the Company as defined by the
                        Securities Act (Ontario) as amended from time to time, other than a person who falls within such definition solely by virtue of being a director or senior officer of a subsidiary of the Company; and

                  (ii)       an Associate of any person who is an insider by
                        virtue of Clause (i) of this definition; and

            "Option" means any stock option granted under Section 6.

            "Outstanding Issue" means the number of Common Shares of the Company that are outstanding immediately prior to any issuance of Awards under this Plan, excluding Common Shares issued pursuant to the Plan during the preceding one year period.

            "Restricted Shares" means any Common Share granted under Section 7.

            "Stock Appreciation Right" means a stock appreciation right granted pursuant to Section 8.

            Upon the expiration, surrender or termination, in whole or in part, of an unexercised Award, the Common Shares subject to such unexercised Award shall be available for other Options to be granted from time to time.

3.    Administration

      The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee") who shall be appointed by and serve at the pleasure of the Board of Directors (the "Board"). The Committee shall have full power and authority, subject to the terms of the Plan, to make Awards on behalf of the Company; to designate the individuals to whom Awards shall be granted (the "Participants" or "Participant"); the number of Common Shares covered by each Award; and the form, amount and other terms and conditions of each Award. The Committee shall also have full power and authority otherwise to interpret and construe the terms of the Plan. Any determination by the Committee shall be final and conclusive unless otherwise determined by the Board and, in any such event, such determination of the Board shall be final and conclusive. The day-to-day administration of the Plan may be delegated to such officers and employees of the Company as the Committee in its sole discretion shall determine.

4.    Eligible Participants

      The individuals eligible to receive Awards shall be confined to employees (including contract employees) and consultants (who are engaged to provide ongoing bona fide consulting services for the Company or any subsidiary, spend a significant amount of their time and attention on the affairs and business of the Company or any subsidiary, and have a relationship with the Company or any subsidiary that will permit them to be knowledgeable in respect of the business affairs of the Company) and directors of the Company as shall be determined from time to time by the Committee. In making such determination, the Committee shall consider the duties and responsibilities of the individual, his or her present and potential contribution to the success of the Company or any subsidiary, and such other factors as the Committee shall deem relevant in accomplishing the purposes of the Plan. Participation in the Plan shall be entirely voluntary and any decision by any individual not to participate shall not affect such individual's employment with the Company or any subsidiary.

5.    Rules Applicable to Awards
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      (a)   Grant of Awards. From time to time the Committee or the Board of
            Directors may grant Awards on behalf of the Company under the Plan.

      (b) Exercise or Purchase Price. The exercise price ("Exercise Price") or purchase price ("Purchase Price") of an Award of Options or Restricted Shares shall be the Market Price per Common Share as of the date of grant of the Award. The Exercise Price of an Award of Stock Appreciation Rights shall be determined in accordance with
            Section 8(b) of this Plan. The "Market Price" per Common Share at any date shall be the closing price of the Common Shares on The Toronto Stock Exchange (the "Exchange") (or if the Common Shares are not then listed or posted for trading on the Exchange, on such stock exchange in Canada on which such shares are listed and posted for trading as may be selected for such purpose by the Committee) on the date of grant. In the event that the Common Shares are not listed and posted for trading on any stock exchange in Canada, the market price shall be the last trading price of the Common Shares on The NASDAQ Stock Market ("NASDAQ") on the date of grant. In the event that the Common Shares are not trading on NASDAQ, the market price shall be determined by the Committee in its sole discretion.

      (c) Exercise Period; Vesting. An Award of Options or Stock Appreciation Rights may be exercised at any time or from time to time within such period as the Committee shall determine (the "Exercise Period"), but in no event shall such Exercise Period be greater than 10 years from the date of grant. The Committee may, but shall not be required to, impose such conditions on the exercise of an Award as the Committee deems appropriate. Unless otherwise specifically approved by the Committee, An Award shall vest and, in the case of Options or Stock Appreciation Rights, be exercisable by a Participant at a rate of twenty-five percent (25%) per year on the first, second, third and fourth anniversaries of the Date of Grant of such Award. Unless otherwise determined by the Committee, all outstanding Awards shall immediately vest and, in the case of Options or Stock Appreciation Rights, become exercisable by a Participant upon a change in control (as determined by the Board) of the Company. Notwithstanding the foregoing or anything contained herein to the contrary, the Committee may, from time to time, in its sole discretion, by written notice to any Participant, amend the vesting schedule of Awards granted under this Plan, including without limitation the acceleration of vesting such that some or all of the Awards granted under this Plan become immediately fully vested.

      (d) Methods of Payment. Payment for purchase of Common Shares shall be made in cash or by certified check. Only full shares shall be issued under the Plan.

      (e) Termination of Employment. The following shall apply in the event that the employment, board, consultancy or other service position of a Participant is terminated for whatever reason. The date of termination is referred to herein as the "Termination Date". For purposes of the Plan, the transfer of a Participant to a different position or office within the Company or any subsidiary shall not be considered a termination.

            (i)        If the cause of termination is dismissal for cause of the
                  Participant, all Awards shall cease vesting on the Termination Date and all Options or Stock Appreciation Rights held by the Participant on the Termination Date shall terminate 30 days following the Termination Date, prior to which date (A) the Participant may exercise all or any part of the Participant 's Award of Options or Stock Appreciation Rights that have vested and are exercisable in accordance with the provisions of
                  Section 5(c) hereof, and (B) the Company may repurchase from the Participant all unvested Restricted Shares held by the Participant in accordance with the terms thereof.

            (ii)       If the cause of termination is other than the death or
                  dismissal for cause of the Participant, all Awards shall cease vesting and all Options or Stock Appreciation Rights held by the Participant on the Termination Date shall terminate 60 days following the Termination Date, prior to which date (A) the Participant may
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                  exercise all or any part of the Participant 's Award of
                  Options or Stock Appreciation Rights that have vested and are exercisable in accordance with the provisions of Section 5(c) hereof, and (B) the Company may repurchase from the Participant all unvested Restricted Shares held by the Participant in accordance with the terms thereof. The Chief Executive Officer of the Company may extend such period for up to an additional 30 days.

            (iii)      If the cause of termination is the death of the
                  Participant, all Awards shall immediately cease vesting and the Participant's Award of Options or Stock Appreciation Rights shall terminate six (6) months following the Termination Date prior to which date (A) the legal personal representative(s) of the deceased Participant may exercise such portion of the Participant 's Award of Options or Stock Appreciation Rights that have vested and are exercisable in accordance with the provisions of Section 5(c) hereof, and (B) the Company may repurchase from the legal personal representative(s) of the deceased Participant all unvested Restricted Shares held by the Participant on the Termination Date in accordance with the terms thereof.

            (iv)       As regards the provisions of this paragraph (e) the
                  Committee reserves the right, in its sole discretion, to extend the period for vesting and exercise of an Award after the Termination Date to a date which shall not be later than the earlier of (A) in respect of an employee Participant (including executive officers), three years after the Termination Date, or (B) in respect of a director, contract employee or consultant Participant, one year after the Termination Date.

            (v)        In no event may an Award of Options or Stock Appreciation
                  Rights be exercised after the expiration of the Exercise
                  Period.

      (f) Transferability. An Award may not be assigned or transferred. Each Award of Options or Stock Appreciation Rights will be exercisable during the lifetime of the Participant only by the Participant. In the event of the death of a Participant, the legal personal representative(s) of the deceased Participant may exercise, within the period set out in Section 5(e)(ii) hereof, such portion of the Participant's Award of Options or Stock Appreciation Rights that would have been exercisable by the Participant on the date of death in accordance with the provisions of Section 5(c) hereof.

      (g) Reorganization and Recapitalization. In the event of any subdivision, redivision or change of the Common Shares of the Company at any time into a greater number of shares, the Company shall deliver at the time of any exercise thereafter of Options or Stock Appreciation Rights hereby granted such additional number of shares as would have resulted from such subdivision, redivision or change if such exercise of the Award hereby granted had been prior to the date of such subdivision, redivision or change. In the event of any consolidation or change of the Common Shares of the Company at any time into a lesser number of shares, the number of shares deliverable by the Company on any exercise thereafter of Options or Stock Appreciation Rights hereby granted shall be reduced to such number of shares as would have resulted from such consolidation or change if such exercise of the Award hereby granted had been prior to the date of such consolidation or change.

6.    Options

      Options granted under the Plan shall be, as determined by the Committee, non-qualified or Incentive Stock Options for U.S. federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to such other terms and conditions consistent with Section 5 hereof as the Committee shall determine.
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      Incentive Stock Options. An Option that the Board intends to be an
      Incentive Stock Option" shall be granted only to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Board and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such.

      To the extent required for "Incentive Stock Option" treatment under
      Section 422 of the Code, the aggregate Market Value (determined as of the time of grant) of the Common Shares with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. To the extent that any Option exceeds this limit, it shall constitute a non-qualified Option.

      If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of shares of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the Exercise Price of such Incentive Stock Option shall be not less than 110% of the Market Value on the grant date, and the term of such Incentive Stock Option shall be no more than five years from the date of such grant.

7.    Restricted Shares

            (a) Grant. Subject to the provisions of the Plan, the Committee shall determine the number of shares of Restricted Stock to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

            (b) Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award agreement. Shares of Restricted Stock shall be registered in the name of the Participant and held by the Company. After the lapse of the restrictions applicable to such shares of Restricted Stock, the Company shall deliver such shares to the Participant or the Participant's legal representative.

            (c) Dividends. Dividends or dividend equivalents paid on any shares of Restricted Stock may be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Stock pursuant to the terms of the applicable Award agreement, or may be reinvested in additional shares of Restricted Stock, as determined by the Committee in its sole discretion.

8.    Stock Appreciation Rights

            (a) Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. The Committee may impose such terms and conditions upon any Stock Appreciation Right as it deems fit. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Common Shares covered by an Option (or such lesser number of Common Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 8 (or such additional limitations as may be included in an Award agreement) and those imposed by the Code.

            (b) Terms. The Exercise Price of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Market Price per
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                  Common Share on the date the Stock Appreciation Right is
                  granted; provided, however, that, notwithstanding the foregoing, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Exercise Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Market Price per Common Share on the exercise date divided by
                  (B) the Exercise Price per Common Share, times (ii) the number of Common Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (I) the excess of (x) the Market Price per Common Share on the exercise date of one Common Share divided by (y) the Exercise Price, times (II) the number of Common Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Common Shares or in cash, or partly in Common Shares and partly in cash (any such Common Shares valued at such Market Price per Common Share), all as set forth in the Award agreement. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written or electronic notice of exercise stating the number of Common Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date.

9.    Amendment and Discontinuance

      The Committee shall have the right to amend or modify this Plan or to terminate this Plan at any time without notice provided that a Participant's rights are not thereby materially adversely affected and subject to any approvals required under the applicable rules of any stock exchange upon which the Common Shares of the Company are or may be listed.

10.   Repricing Awards.

      The Exercise Price or Purchase Price of Awards previously granted under this Plan may not be reduced, nor may any Awards be canceled and reissued at a lower Exercise Price or Purchase Price, unless such action is approved by the shareholders of the Company or unless such reduction is made pursuant to a recapitalization or reorganization in accordance with
      Section 5(g) of this Plan.

11.   Employment Non-Contractual

      Nothing in this option shall be construed as conferring upon the Participant any right to continue in the service of the Company or any subsidiary of the Company.

12.   Rights as a Shareholder

      Except with respect to Restricted Shares, a Participant shall not have any rights as a shareholder with respect to any Common Shares issuable upon exercise of an Award until the Award has been validly exercised and the purchase price for such Common Share has been paid in full.

13.   Nontransferability

      The Participant's rights under an Award are not assignable or transferable by a Participant during the Participant 's lifetime and are exercisable during the Participant 's lifetime only by the Participant.
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14.   Corporate Action

      Nothing contained herein shall be construed so as to prevent the Company or any subsidiary of the Company from taking corporate action which is deemed by the Company or the subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Award.

15.   Government Regulation

      The Company's obligation to issue and deliver Common Shares under an Award is subject to:

      (a) the satisfaction of all requirements under applicable securities law in respect thereof and obtaining all regulatory approvals as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof, including shareholder approval, if required;

      (b) the admission of such Common Shares to listing on any stock exchange on which Common Shares may then be listed; and

      (c) the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities law of any jurisdiction. In this connection, the Company shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities law and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed.

16.   Approvals

      This Plan shall be subject to acceptance by The Toronto Stock Exchange (the "Toronto Exchange") and NASDAQ and is subject to shareholder approval as required by the rules and regulations of The Toronto Exchange and NASDAQ in compliance with all conditions imposed by such exchanges. Any Awards granted prior to such acceptance and approval shall be conditional upon such acceptance and approval being given and any conditions complied with and no such Awards may be exercised unless such acceptance and approval is given and such conditions are complied with.

17.   Governing Law

      This Plan and any Awards granted hereunder shall be governed by and interpreted in accordance with the laws of the Province of Ontario.

18.   Additional Information for Quebec Residents

      The following information will be provided to Participants who are residents of the Province of Quebec at the time that they are granted Awards pursuant to the Plan:

      (a) There is no minimum sum to be collected under the Plan and the Company proposes to use the proceeds of the Plan for general corporate purposes;

      (b) No changes have occurred among the senior executives of the Company since the last annual meeting of shareholders other than as disclosed in a Schedule that will be attached;

      (c) There has been no transfer of the securities of the Company that resulted in a material change in control of the Company since the last meeting of shareholders of the Company other than as disclosed in a Schedule that will be attached;
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      (d)   All other material facts in respect of the Company or the securities offered under the Plan that are necessary to enable an informed decision have been made public; and

      (e) A copy of the most recent audited financial statements of the Company will be attached.